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                                                                   EXHIBIT 10(s)



                                                       July 11, 2001



Mr. Thomas C. Tiller
Polaris Industries Inc.
2100 Highway 55
Medina, MN  55340

Re:      Employment Agreement

         On behalf of the Board of Directors of Polaris Industries Inc., a Minnesota corporation ("Polaris"), I am writing regarding your continuing employment with Polaris. This letter agreement (the "Agreement") amends, restates, replaces and supercedes, effective as of January 1, 2001, that letter agreement between you and Polaris dated April 1, 1998, and is written for the purpose of setting forth the terms and conditions of your continued employment by Polaris and to protect Polaris' knowledge, expertise, and relationships and the confidential information Polaris has developed about its customers, suppliers, products, operations and services.

1.       Title and Position

         During the term of your employment hereunder you shall be employed as Chief Executive Officer and President of Polaris and, subject to the supervision and control of the Board of Directors of Polaris, perform such duties, have such power and exercise such supervision and control with regard to the business of Polaris as are commonly associated with or appropriate to the office of Chief Executive Officer, including but not limited to the day-to-day general management, supervision and control of all of the businesses and operations of Polaris and its subsidiaries. In discharging your duties and responsibilities, you may also serve as an executive officer and/or director of any direct or indirect subsidiary of Polaris. During the term of your employment you shall apply on a full-time basis (allowing for ordinary course vacations and sick leave) all of your skill and experience to the performance of your duties in your positions with Polaris and its subsidiaries. It is understood that you may have other business investments and participate in other business ventures which may, from time to time, require minor portions of your time, but which will not interfere or be inconsistent with your duties under this letter agreement.

         During the period of your employment, the Board of Directors of Polaris will nominate you for election by the shareholders of Polaris to the Board of Directors of Polaris.



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Mr. Thomas C. Tiller
July 11 2001
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2.       Term of Employment

         Unless sooner terminated as provided in Section 5 below, your employment under the terms of this Agreement shall commence as of January 1, 2001 and shall continue until December 31, 2005.

3.       Compensation and Benefits

         (a) Base Salary. During the term of your employment, you will initially be paid a base annual salary ("Base Salary") in the amount of $600,000, payable in accordance with Polaris' customary payroll policy, less all applicable withholdings and deductions. Your Base Salary will be reviewed twice during the term of your employment by the Compensation Committee of the Board of Directors. The first review will be on or before December 31, 2002 and the second review will be on or before June 30, 2004. As the result of each review your Base Salary may, at the discretion of the Board of Directors, be increased.

         (b) Annual Cash Incentive Compensation. During the term of your employment, you will either continue to participate as an "A" level employee under Polaris' bonus/profit sharing arrangements or, alternatively, Polaris may adopt a performance-based incentive plan for one or more of its senior executives in which you will be a participant. In either case, the Compensation Committee of the Board of Directors will determine, in accordance with the applicable arrangement or plan, on an annual basis the actual amount of any bonus, profit sharing or performance-based incentive award ("Annual Bonus") to be awarded to you. During the term of your employment you will be eligible to receive a target annual payment under Polaris' bonus/profit sharing arrangements or performance-based incentive plan of 200 percent of your current Base Salary (it being understood that the Compensation Committee may award incentive compensation in excess of such annual target amount if the performance criteria established by the Compensation Committee are exceeded for such year).

         (c) Stock Option Grants Upon Signing This Agreement. On the date that each of us signs and delivers this Agreement, you will be granted a stock option to purchase 125,000 shares of Polaris common stock at an exercise price per share equal to the fair market value of a share of Polaris common stock on the date of grant. The agreement evidencing the 125,000 share stock option will provide that such option will vest on the third anniversary of the date of grant and will expire on the tenth anniversary of the date of grant absent earlier expiration in accordance with the terms of this Agreement due to the termination of your employment. On the date that each of us signs and delivers this Agreement you will also be granted a stock option to purchase 250,000 shares of Polaris common stock at an exercise price per share equal to 135% of the fair market value of a share of Polaris common stock on the date of grant (the "Target Price"). The agreement evidencing the 250,000 share stock option will provide that (i) such option will become exercisable ("vest") on that date upon which the fair market value of Polaris common


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Mr. Thomas C. Tiller
July 11 2001
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         stock meets or exceeds the Target Price, and (ii) if not then vested, such option will terminate on December 31, 2005. Once vested, this option will expire on the tenth anniversary of the date of grant, absent earlier expiration in accordance with the terms of this Agreement due to the termination of your employment. Each of these two stock options will be granted under and subject to the terms and conditions of the Polaris Industries Inc. 1995 Stock Option Plan or any substitute or similar successor plan.

         (d) Annual Stock Option Grants. During the term of your employment, you shall, each calendar year as part of your annual fixed compensation, receive stock option grants to purchase 50,000 shares of Polaris common stock at an exercise price per share equal to the fair market value of a share of Polaris common stock on the date of grant (the "Annual Option Grants"). Each Annual Option Grant shall be in accordance with and subject to the terms and conditions of the Polaris Industries Inc. 1995 Stock Option Plan or any substitute or similar successor plan and shall vest based upon the achievement of such goals or milestones as determined by the Stock Award Compensation Committee of the Board of Directors.

         (e) Annual Performance Restricted Share Awards. During the term of your employment, you shall, each calendar year as part of your annual fixed compensation, receive performance restricted share awards for 25,000 shares of Polaris common stock (the "Annual Performance Restricted Share Awards"). Annual Performance Restricted Share Awards shall be issued in accordance with and subject to the terms and conditions of the Polaris Industries Inc. 1996 Restricted Stock Plan or any substitute or similar successor plan and the form of performance restricted share award attached as Annex A hereto.

         (f) Discretionary Stock Option Grants and Restricted Share Awards. In addition to the Annual Stock Option Grants and the Annual Performance Restricted Share Awards, the Stock Award Compensation Committee, upon consultation with the Compensation Committee, will have the discretion to award stock options and restricted shares in the event the performance criteria established by the Compensation Committee are exceeded.

         (g) Supplemental Perquisites. During the term of your employment, you will participate in Polaris' benefit programs and receive the perquisites made available by Polaris to its executive officers, including without limitation, medical, dental and life insurance coverage, financial planning and tax preparation services, 401(k) retirement savings plan and Supplemental Executive Retirement Plan participation and a country club membership.

4.       Change in Control Agreement

         The Change in Control Agreement between you and Polaris dated April 1, 1998 is hereby ratified and confirmed in its entirety.


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Mr. Thomas C. Tiller
July 11 2001
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5.       Termination

         (a) Termination of Agreement.

               (i) This Agreement and your employment may be terminated at any time by the mutual written agreement of you and Polaris.

               (ii) This Agreement and your employment may be terminated by Polaris for any reason and at any time upon 30 days' prior written notice to you.

               (iii) You may resign your employment and terminate this Agreement without Good Reason (as defined below) upon 30 days' prior written notice to Polaris.

               (iv) This Agreement and your employment will automatically terminate upon your death or permanent disability as defined in Polaris' long term disability plan then in effect.

               (v) This Agreement and your employment may be terminated by Polaris for Cause (as defined below) immediately upon written notice to you.

               (vi) This Agreement and your employment may be terminated by you for Good Reason upon 30 days' prior written notice from you to Polaris specifying such Good Reason, provided that such notice is given within 120 days of such Good Reason; and provided further that the events giving rise to such Good Reason shall not have been remedied as of the date of such notice.

         (b) Termination of Employment Upon Death or Disability. If your employment with Polaris is terminated under Section 5(a)(iv) due to death or disability, then upon termination of your employment:

               (i) Polaris will pay to you or your beneficiaries, as appropriate, your Base Salary pro rata through the date of termination, when such salary would customarily be paid;

               (ii) Polaris will pay to you or your beneficiaries, as appropriate, an amount equal to the average of the amount of the Annual Bonuses paid or payable to you in respect of the two calendar years preceding the year in which such termination takes place pro rata through the date of termination, when bonuses for the year of termination would customarily be paid;

               (iii) If the effective date of such termination occurs before the payment of the Annual Bonus for any preceding year has been made to you, Polaris will pay to you or your beneficiaries, as applicable, the amount of the Annual Bonus for such preceding year at the time such bonuses are paid to other executives of Polaris; and

               (iv) Notwithstanding anything to the contrary in the applicable option or award agreements, any outstanding stock options or restricted share awards awarded to you under Polaris' stock option or restricted share plans shall vest immediately.


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Mr. Thomas C. Tiller
July 11 2001
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         (c) Termination of Employment by Polaris for Cause or by You without
         Good Reason. If your employment with Polaris is terminated by Polaris under Section 5(a)(v) for Cause, or by you under Section 5(a)(iii) without Good Reason, then upon termination of your employment:

               (i) Polaris will pay you your Base Salary pro rata through the date of termination, when such salary would customarily be paid;

               (ii) If the effective date of such termination occurs before the payment of the Annual Bonus for any preceding year has been paid to you, Polaris will pay the amount of the Annual Bonus for such preceding year at the time such awards are paid to other executives of Polaris;

               (iii) Notwithstanding anything to the contrary in the applicable option or award agreements, all of your theretofore outstanding stock options and unvested restricted share awards shall terminate immediately; and

               (iv) You may purchase health insurance under the then existing health insurance plans of Polaris in accordance with applicable government requirements, including COBRA.

         (d) Termination of Employment by Polaris Without Cause or by You for Good Reason. If your employment is terminated by Polaris under Section 5(a)(ii) without Cause or if your employment with Polaris is terminated by you under Section 5(a)(vi) for Good Reason, then upon termination of your employment:

               (i) Polaris will pay to you your Base Salary pro rata through the date of termination, when such salary would customarily be paid;

               (ii) Polaris will pay to you an amount equal to the average of the amount of the Annual Bonuses paid or payable to you in respect of the two calendar years preceding the year in which such termination takes place pro rata through the date of termination at the time bonuses for the year of termination are customarily paid;

               (iii) Polaris will pay to you, for a period of 24 months following the effective date of termination of employment, monthly payments equal to 1/12 of your annual Base Salary as of the effective date of termination at the times such Base Salary would customarily be paid;

               (iv) Polaris will pay to you an amount equal to the average of the Annual Bonuses paid or payable to you in respect of the two calendar years preceding the year in which such termination takes place, payable at the times the next two Annual Bonuses are customarily paid;

               (v) If the effective date of such termination occurs before payment of the Annual Bonus for any preceding year has been made to you, Polaris will pay you the amount of such Annual Bonus for such preceding year at the time such bonuses are paid to other executives of Polaris;


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Mr. Thomas C. Tiller
July 11 2001
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               (vi) Polaris will provide you with medical and dental insurance coverage substantially the same as provided to other executives of Polaris for a period ending on the earlier of (A) the second anniversary of the date of termination of your employment and (B) the date upon which you became employed by another employer; and

               (vii) Any stock options or restricted share awards awarded to you under Polaris' stock option or restricted share plan that would, in accordance with their terms, otherwise vest on or before the first anniversary of the date of termination of your employment shall vest immediately and, in the case of stock options, shall be exercisable by you during a period ending on the first anniversary of the date of termination of your employment.

         (e) Definitions. For purposes of this Agreement:


               (i) "Cause" means (A) the willful and continued failure by you to substantially perform your duties hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered by the Board of Directors of Polaris which specifically specifies the manner in which the Board of Directors believes you have not substantially performed your duties; (B) the willful engaging by you in gross negligence, illegal conduct or gross misconduct which is materially and demonstrably injurious to Polaris; (C) you are convicted of, or enter a guilty or nolo contendere plea with respect to, a felony; or (D) any other willful and material breach of this Agreement by you that you have not remedied within a reasonable time after receipt of a written notice from the Board of Directors of Polaris that specifically identifies such breach.

         For purposes of this paragraph, no act, or failure to act, on your part will be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Polaris.

               (ii) "Good Reason" means any of (A) a material reduction in the scope of your authority and responsibility as an executive of Polaris (other than isolated, insubstantial actions not taken in bad faith and which are remedied by Polaris upon notice to Polaris, or as temporarily required due to your illness or injury), (B) a reduction in your base compensation; (C) Polaris requires your principal place of employment to be other than at its principal executive offices; or (D) Polaris otherwise fails to perform any of its material obligations to you.

         (f) Waiver of Claims; Withholding. All amounts payable under this Agreement will be net of any applicable requisite tax withholding and in lieu of any other rights or claims you may have against Polaris including under the Change in Control Agreement referred to in Section 4 above, all of which such rights or claims you hereby waive.


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Mr. Thomas C. Tiller
July 11 2001
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         All payments to be made under this Agreement will be less applicable withholding or deductions.

6.       Proprietary Information; Noncompetition

         (a) Proprietary Information. Except with the prior written permission of Polaris, you agree that you will not, through the actual date of any termination of your employment with Polaris and for a period of 60 months thereafter, disclose or use any Proprietary Information (as defined below) of Polaris or any of its subsidiaries of which you become informed during your employment with Polaris, whether or not developed by you, except as required by your duties to Polaris or any of its subsidiaries. Proprietary Information means, as to Polaris or any of its subsidiaries, business plans, operating plans, procedures or manuals, financial statements, projections or reports, or other confidential information of the Company, excluding, however, (i) such information which is then or later becomes generally available to the public other than through you; (ii) such information which is received by you from a third party owing no obligation of confidentiality to Polaris; and (iii) such information which has been or is later disclosed by Polaris to an unrelated third party on a nonconfidential basis. Information does not lose its Proprietary Information status merely because it was known by other persons or entities or because it did not entirely originate with Polaris. Upon termination of your employment with Polaris for any reason, you agree to deliver to Polaris all materials (in whatever form or format) that include Proprietary Information. You agree and understand that the Proprietary Information and all information contained therein shall be at all times the property of Polaris. Further, upon termination of your employment for any reason, you agree to make available to any person designated by Polaris or any of its subsidiaries all information concerning pending or preceding transactions which may affect the operation of Polaris or any of its subsidiaries about which you have knowledge.

         (b) Noncompetition. It is mutually acknowledged that by virtue of your employment hereunder, Polaris and its subsidiaries will divulge and make accessible to you, and you will become possessed of, certain valuable and confidential information concerning the business and operations of Polaris and its subsidiaries. Without limitation it is also specifically acknowledged that great trust on the part of Polaris and its subsidiaries will reside in you because your duties will include involvement in the management, promotion and development of Polaris' operations and business. Accordingly, it is necessary to enter into the following protective agreements:

               (i) You agree with Polaris and for the benefit of Polaris and its subsidiaries through the actual date of termination of your employment, and for a period of two years thereafter, you will not own or have any interest in and will not, on your behalf or on the behalf of any third party, perform any services for, directly or indirectly, any person or entity (a "Polaris Competitor") which engages in a business that Polaris or any of its subsidiaries conducts or contemplates conducting in the near future at the time of the termination of your employment (each, a "Competitive Activity"), except that you may own up to 1% of the


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Mr. Thomas C. Tiller
July 11 2001
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               outstanding securities of any corporation if such securities are registered under the Securities Exchange Act of 1934, as amended and you may provide services for businesses of Polaris Competitor that are not engaged in or provide goods or services to a Competitive Activity.

               (ii) You agree that during your employment with Polaris and for a period of two years following the termination of such employment that you will not, either directly or indirectly, on your own behalf or in the service or on behalf of others solicit, divert or hire away, or in any manner attempt to solicit, divert or hire away any full-time employee of Polaris or any of its subsidiaries, and whether or not such employment was pursuant to a written or oral contract of employment and whether or not such employment was for a determined period or was at-will.

7.       Miscellaneous.


         You understand and agree that a breach by you of any of the provisions of this Agreement may cause Polaris or its subsidiaries irreparable injury and damage which cannot be compensible by receipt of money damages. You, therefore, expressly agree that Polaris and its subsidiaries shall be entitled, in addition to any other remedies legally available to it, to injunctive and/or other equitable relief to prevent a breach of this Agreement or any part hereof.

         Neither this Agreement nor anything contained herein shall be construed as conferring upon you or Polaris the right to your continued employment by Polaris after December 31, 2005.

         All notices under this Agreement shall be in writing and shall be deemed given if delivered by hand or mailed by registered or certified mail, return receipt requested, to the party to receive the same at the address set forth below or such other address as may have been furnished by proper notice.

                  Polaris:          Polaris Industries, Inc.
                                    2100 Highway 55
                                    Medina, Minnesota  55340
                                    Attention:  Secretary

                  You:              Thomas C. Tiller
                                    460 Highcroft Road
                                    Wayzata, Minnesota  55391

         This Agreement is entered into in the State of Minnesota and shall be construed, interpreted and enforced according to the statutes, rules of law and court decisions of the State of Minnesota.

         The provisions of Sections 5, 6 and 7 will survive any termination of this Agreement.



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Mr. Thomas C. Tiller
July 11 2001
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         This Agreement and the Change in Control Agreement constitute the entire understanding of the parties hereto and supercede all prior understandings, whether written or oral, between the parties with respect to your employment with Polaris.

         Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment.

                                       Very truly yours,

                                       /s/  W. Hall Wendel, Jr.
                                       -----------------------------------------
                                            W. Hall Wendel, Jr.
                                            Chairman


Accepted and Confirmed:

July 11, 2001

/s/  Thomas C. Tiller
--------------------------------------
     Thomas C. Tiller